SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               April 14, 1997



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234






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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the quarter ended March 31, 1997 was $321.9 million, or 84 cents per fully diluted common share, an increase of 18.6 percent and 13.5 percent, respectively, over the $271.4 million or 74 cents per fully diluted common share, earned in the first quarter of 1996. Return on realized common equity was 22.7 percent and return on assets was 1.63 percent for the first quarter of 1997, compared with 22.7 percent and 1.51 percent, respectively, in the same period of 1996.

Consolidated net interest income in the first quarter of 1997 was $958.3 million, compared with $890.8 million in the first quarter of 1996, an increase of 7.6 percent. Growth from the prior year was principally due to an
8.8 percent growth in average earning assets, partially offset by a 7 basis point decrease in net interest margin from 5.69 percent to 5.62 percent.

Norwest provided $109.0 million for credit losses in the first quarter of 1997, or 111 basis points of average loans and leases on an annualized basis. This compares with $87.8 million or 95 basis points in the same period a year ago. Net credit losses totaled $112.0 million in the first quarter of 1997, up from $85.5 million in the first quarter of 1996 principally due to higher levels of charge-offs in regions which have had acquisitions and higher consumer credit charge-offs. As a percent of average loans and leases, net credit losses were 114 basis points in the first quarter of 1997, compared with 93 basis points in the same period a year ago.

Non-performing assets totaled $223.6 million at March 31, 1997, an increase of $23.6 million from year-end 1996. As a percent of loans, leases and other real estate owned, non-performing assets were 0.55 percent at March 31, 1997, compared with 0.58 percent at the same time last year. Reserve coverage of non-performing assets was 475.3 percent at March 31, 1997, and the allowance for credit losses was 2.63 percent of loans and leases.

Consolidated non-interest income was $690.6 million in the first quarter of 1997, an increase of $137.8 million, or 24.9 percent, from the first quarter of 1996. Contributing to the 1997 increase was continued growth in virtually all categories, including trust, fees and service charges, insurance and mortgage banking revenues, partially offset by lower net venture capital gains.

Consolidated non-interest expenses were $1,047.5 million in the first quarter of 1997. These expenses increased 11.1 percent over the first quarter of 1996, principally due to increased operating expenses associated with acquisitions and one-time acquisition charges of $4.6 million related to completed 1997 transactions.

Norwest's Banking Group reported earnings of $226.5 million in the first quarter of 1997, 25.0 percent above first quarter 1996 earnings of $181.2 million. The increased earnings were principally due to growth in trust and insurance revenues, and fees and service charges, partially offset by lower venture capital gains and increased non-interest expenses due to acquisitions.

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
At March 31, 1997, Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $192.2 million.

Mortgage Banking earned $33.8 million in the current quarter, compared with $30.4 million in the first quarter of 1996. Combined gains on sales of mortgages and servicing rights in the first quarter of 1997 amounted to $31.7 million, compared with $9.4 million in the same quarter last year. The pipeline of unclosed mortgage loans was $9.7 billion at March 31, 1997, compared with $8.8 billion at March 31, 1996. Mortgage loan originations were $10.4 billion in the first quarter of 1997, compared with $11.7 billion in the first quarter of 1996. The servicing portfolio increased $72.5 billion from the first quarter of 1996 and $4.9 billion from year-end 1996, and at March 31, 1997 totaled $184.6 billion with a weighted average interest rate of
7.76 percent. Capitalized mortgage servicing rights amounted to $2.7 billion, or 147 basis points of the mortgage servicing portfolio at March 31, 1997.

Norwest Financial reported first quarter 1997 net income of $61.6 million, an increase of 2.9 percent from first quarter 1996 earnings of $59.8 million.
The increase in Norwest Financial's earnings above first quarter of 1996 was principally due to higher net interest income as average finance receivables grew 4.3 percent. Norwest Financial's net charge-offs in the first quarter of 1997 were $67.0 million, compared with $55.8 million in the first quarter of 1996.

At March 31, 1997, consolidated total assets were $83.6 billion, compared with $80.2 billion at December 31, 1996. Consolidated loans and leases, net of unearned discount, increased 2.5 percent from December 31, 1996, and totaled $40.4 billion at March 31, 1997. Consolidated total deposits were $52.0 billion at March 31, 1997, compared with $50.1 billion at December 31, 1996. Consolidated long-term debt at March 31, 1997 was $12.0 billion, compared with $13.1 billion at year-end 1996. Consolidated stockholders' equity was $6.2 billion at March 31, 1997, compared with $6.1 billion at December 31, 1996. Tier 1 and total capital ratios were 8.42 percent and 10.19 percent, respectively, at March 31, 1997, compared with 8.63 percent and 10.42 percent, respectively, at December 31, 1996. The leverage ratio was 6.07 percent at March 31, 1997 and 6.15 percent at December 31, 1996. Dividends declared per common share were 30 cents for the first quarter of 1997, compared with 24 cents for the same period of 1996. The dividend payout ratio was 35.7 percent and 32.4 percent for the three months ended March 31, 1997 and 1996, respectively.



ITEM 7.		Exhibits.


Filed herewith as Exhibit 3 is the Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock, as filed in the Office of the Delaware Secretary of State on February 24, 1997.


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
Exhibit

The following exhibit is filed in response to Item 601 of Regulation S-K.


      Exhibit No.            Exhibit

          3 Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: April 21, 1997                   By: \s\ Michael A. Graf
                                            Senior Vice President and
                                                Controller
                                            (Principal Accounting Officer)

























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